Exhibit 10.1

EMPLOYMENT AGREEMENT

AGREEMENT dated as of September 22, 2006 by and between Sparta Commercial Services, Inc., a Nevada corporation with an address at P.O. Box 60, New York, New York 10156 (the “Company”) and Anthony W. Adler (“Executive”) with an address at 325 Prospect Avenue, Mamaroneck, NY 10543.

WHEREAS, the Company and Executive wish to enter into an agreement relating to the employment of Executive by the Company;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1. Term of Employment. Subject to the provisions of Section 8 of this Agreement and on the other terms and subject to the conditions set forth herein, Executive shall be employed by the Company commencing on the date hereof (the “Commencement Date”) and ending on the last day of the third anniversary of the Commencement Date (the “Employment Term”). Notwithstanding the preceding sentence, the Employment Term shall be extended for an additional one (1) year period upon the written agreement of the Company and Executive. Additional extensions may be agreed upon by the Company and Executive from time to time. “Employment Term” shall include any extension that becomes applicable pursuant to the preceding sentence.

2. Position.

(a) During the Employment Term, Executive shall serve as the Company’s Executive Vice President. In such position, Executive shall have the powers, duties and responsibilities that are customary for such position in a corporation of the size, type and nature of the Company and shall perform such other duties as the Company’s Board of Directors or Company’s Chief Executive Officer (“CEO”), as the case may be, shall determine in their reasonable discretion, including those duties currently performed on behalf of the Company’s affiliates. In addition, Executive shall act as the Company’s interim Chief Financial Officer commencing after the audit of the Company’s books and records for the fiscal year ended April 30, 2006 shall have been delivered and accepted by the Company and thereafter until his replacement shall have been appointed. Executive shall report exclusively to the Company’s CEO. Executive shall comply with all federal, state and local laws applicable to his duties and also shall comply with the rules and regulations of any self-regulatory organization (as such term is defined in Rule 3(a)(26) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) having jurisdiction over the Company.

(b) During the Employment Term, Executive will devote his full business time to the performance of his duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict with the rendition of such services either directly or indirectly, without the prior written consent of the CEO. Nothing contained herein shall preclude Executive from (i) serving on corporate, civic and charitable boards or committees and (ii) managing his personal investments; provided that none of the activities set forth in clauses (i) and (ii) interfere in any material respect with the performance of Executive’s employment hereunder or conflict in any material respect with the business of the Company; and further provided that no such non-employment activities shall be conducted at the Company’s offices or using the Company’s facilities.

3. Base Salary. During the Employment Term, the Company shall pay Executive a base salary (the “Base Salary”) at the annual rate of $185,000 payable in regular installments in accordance with the Company’s usual payment practices. Executive shall be entitled to such annual increases in his Base Salary, if any, as may be determined in the sole discretion of the Company’s Board of Directors or of the Compensation Committee thereof.

4. Additional Compensation. In addition to salary and other compensation specified in this agreement, Executive may from time to time, receive such additional compensation (“Additional Compensation”) from the Company in such form or forms as may be determined by the Company’s Board of Directors or the Compensation Committee thereof from time to time in order to more fully compensate Executive for the true value of his services to the Company.

5. Equity Arrangements.

(a) Grant of Option. Executive shall be entitled to a grant of non-qualified options (the “Grant”) to purchase up to 4,000,000 shares of the Company’s Common Stock, $.001 par value per share (the “Option Shares”), at a price equal to 110% of the average closing price of the Company’s Common Stock for the five (5) trading days immediately preceding the Commencement Date, subject to stock splits and to the terms of the Grant of Option set forth in Exhibit A hereto. Subject to Section 8 of this Agreement, Executive’s rights to such shares of stock shall vest as follows:

(i) 20 % of the Option Shares on the Commencement Date;

(ii) 20 % the Option Shares on the first anniversary of the Commencement Date;

(iii) 30 % the Option Shares on the second anniversary of the Commencement Date; and

(iv) 30% the Option Shares on the third anniversary of the Commencement Date.

(b) Company Repurchase Option. Following the termination of Executive’s employment hereunder, if Executive determines to sell all or any portion of the Option Shares that he has purchased (other than Option Shares included in a registration statement filed under the Securities Act of 1933, as amended (the “Securities Act”)), Executive shall first offer to sell such Option Shares to the Company by providing written notice to the Company setting forth the number of Option Shares to be sold. If the Company elects to purchase all or part of such Option Shares so offered the purchase price per share therefor shall equal 90% of the average daily bid price per share of the Company’s Common Stock during the 7-trading day period following receipt by the Company of such notice. If the Company elects to purchase less than all of the Option Shares so offered, the purchase price per share shall be 100% of the average daily bid price per share of the Company’s Common Stock during the 7-trading day period following receipt by the Company of such notice. The Company shall notify Executive in writing of its decision whether to purchase any or all of the Option Shares so offered within three days of the end of such 7-trading day period. If the Company elects to purchase such Shares, the Company shall pay the full purchase price therefor within thirty (30) days of the Company’s election to so purchase. If the Company does not so elect or fails to notify Executive of its election within the time specified herein, Executive shall be permitted to sell such Option Shares in the open market in accordance with the applicable rules and regulations of the Securities and Exchange Commission.

(c) Volume Limitation on Sales of Option Shares. If the Company elects not to purchase all of the Option Shares pursuant to Section 5(b), Executive may sell any remaining Option Shares in the open market provided that the number of Option Shares Executive may sell in any one calendar month shall be the lesser of the average daily trading volume for the month immediately preceding such sale or the number of Option Shares Executive may sell pursuant to Rule 144 of the Securities Act.

(d) Accelerated Vesting. If there shall be a change in control of the Company and this Agreement is not assumed by the person or entity acquiring control, all unvested Options shall be deemed vested on the date immediately prior to the event resulting in such change in control. For purposes of this Agreement, the phrase “change in control” shall mean:

(i) a transaction in which any Person (as defined in Section 3(a)(9) of the Exchange Act) becomes the Beneficial Owner (as defined in Rule 13d-3 of the Exchange Act) (except that a Person shall be deemed to be the Beneficial Owner of all shares that any such Person has the right to acquire pursuant to any agreement or arrangement or upon exercise of conversion rights, warrants or options or otherwise, without regard to the sixty day period referred to in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then-outstanding securities;

(ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved but excluding for this purpose any such new director whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, corporation, or partnership, group, associate or other entity or Person other than the Board, cease for any reason to constitute at least a majority of the Board;

(iii) the consummation of a merger or consolidation of the Company with any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or resulting entity) more than 50% of the combined voting power of the surviving or resulting entity outstanding immediately after such merger or consolidation; or

(iv) the Company disposes of all or substantially all of the consolidated assets of the Company (other than such a sale or disposition immediately after which such assets will be owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of the common stock of the Company immediately prior to such sale or disposition).

(e) Registration Rights. If at any time the Company proposes to file a registration statement under the Securities Act with respect to an offering by the Company for its own account or for the account of any holders of the Company’s Common Stock or for an underwritten offering of the Company’s Common Stock (other than (i) a registration statement on Form S-4 or S-8 (or any substitute form that may be adopted by the Securities and Exchange Commission) or (ii) a registration statement filed in connection with an exchange offer or offering of securities solely to the Company’s existing security holders), then the Company shall give written notice of such proposed filing to Executive as soon as practicable (but in no event less than 20 days before the anticipated filing date), and such notice shall offer Executive the opportunity to register such number of Option Shares as Executive request (a “Piggy-Back Registration”).

In the case of a registration statement filed by the Company for its own account or for the account of any holders of its Common Stock and not involving an underwritten offering of Common Stock, the number of Options Shares that Executive may include in such registration statement shall be unlimited. In the case of a registration statement involving an underwritten offering of the Company’s Common Stock, the Company shall use commercially reasonable efforts to cause the managing underwriter or underwriters of a proposed underwritten offering to permit the Option Shares requested by Executive to be included in a Piggy-Back Registration on the same terms and conditions as any similar securities of the Company or any other security holder included therein and to permit the sale or other disposition of such Option Shares in accordance with the intended method of distribution thereof; provided, however, that the determination of the managing underwriter or underwriters of such offering shall be conclusive as to the number of Option Shares to be included in such registration statement. Executive shall have the right to withdraw his request for inclusion of any Option Shares in any registration statement by giving written notice to the Company of its request to withdraw.

Executive’s right to participate in Piggy-Back Registrations shall continue until Executive is permitted to sell all of his Option Shares without restriction under Rule 144 of the Securities Act.

6. Employee Benefits. During the Employment Term, Executive shall be provided, in accordance with the terms of the Company’s employee benefit plans as in effect from time to time, health insurance and short term and long term disability insurance, retirement benefits and fringe benefits (collectively “Employee Benefits”) on the same basis as those benefits are generally made available to other employees of the Company. Executive shall be entitled to paid vacation of four (4) weeks per annum during the first year Employment Term and five (5) weeks during each additional year of the Employment Term. Such vacation shall be taken at times consistent with the proper performance by the Executive of his duties and responsibilities and with the approval of the CEO. Vacation not taken in any calendar year shall not carry forward to any future year. Executive may work from home up to two (2) business days per month, subject to approval by the CEO. If Executive works from home more than two (2) business days per month, any such additional days shall be deducted first from Executive’s accrued but unused vacation days and then from allowable sick days, either in the calendar year in which such additional days are taken or the next succeeding calendar year, as applicable.

7. Business Expenses. During the Employment Term, reasonable business expenses incurred by Executive in the performance of his duties hereunder shall be reimbursed by the Company in accordance with Company policies.

8. Termination. Notwithstanding any other provision of this Agreement:

(a) By the Company for Cause or By Executive for Executive’s Convenience.

(i) The Employment Term and Executive’s employment hereunder may be terminated by the Company for Cause (as defined below) or by Executive’s resignation for his convenience.

(ii) For purposes of this Agreement, “Cause” shall mean (A) the Executive’s continued failure to substantially perform the duties of his position or breach of material terms of this Agreement, after notice (specifying the details of such alleged failure) and a reasonable opportunity to cure if such breach can be cured; (B) any willful act or omission which is demonstrably and materially injurious to the Company or any of its subsidiaries or affiliates; (C) conviction or plea of nolo contendere to a felony or other crime of moral turpitude other than involving acts of negligence; or (D) willful failure to carry out the legitimate directives of the Company’s Board of Directors or the CEO. No act or failure to act will be deemed “willful” (i) unless effected without a reasonable belief that such action or failure to act was in or not opposed to the Company’s best interest; or (ii) if it results from any physical or mental incapacity.

(iii) If Executive’s employment is terminated by the Company for Cause, or if Executive resigns, Executive shall be entitled to receive (A) any accrued but unpaid Base Salary through the date of termination; (B) such compensation and Employee Benefits, if any, as to which Executive may be entitled under the employee compensation and benefit plans of the Company; (C) any reimbursable business expenses incurred; and (D) any accrued but unpaid Additional Compensation through the termination date. Following such termination of Executive’s employment by the Company for Cause or resignation by Executive, except as set forth in this Section 8(a), Executive shall have no further rights to any compensation or any other benefits under this Agreement, including without limitation the right to receive unvested Option Shares.

(b) Disability, Death or Retirement.

(i) The Employment Term and Executive’s employment hereunder shall terminate (A) upon his death; (B) if Executive becomes physically or mentally incapacitated for a period of indefinite duration and is therefore unable for a period of two (2) consecutive months or for an aggregate of three (3) months in any twelve (12) consecutive month period to perform his duties, (such incapacity is hereinafter referred to as “Disability”); and (C) upon his Retirement (as defined below). Any question as to the existence of the Disability of Executive as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of such third physician shall be binding upon the parties hereto. For purposes of this Agreement, “Retirement” shall mean Executive’s voluntary resignation any time after attaining age 65 (or at any earlier date with the permission of the Board).

(ii) Upon termination of Executive’s employment hereunder for death, Disability or Retirement, Executive or his estate (as the case may be) shall be entitled to receive (A) any accrued but unpaid Base Salary through the end of the month in which such termination occurs, (B) a pro rata portion of any Additional Compensation that the Executive would have been entitled to receive pursuant to Section 4 hereof in such year based upon the percentage of the employment year that shall have elapsed through the date of Executive’s termination of employment, payable when such Additional Compensation would have otherwise been payable had the Executive’s employment not terminated, (C) the opportunity to exercise vested stock options and Executive’s stock options scheduled to vest during the year following such termination (i) in the case of death or Disability, for six months following such termination or (ii) in the case of Retirement, for one year following such termination, (D) a pro rata portion of any long term incentive granted to the Executive and (E) such compensation and Employee Benefits, if any, as to which he may be entitled under the employee compensation and benefit plans and arrangements of the Company, (F) any reimbursable business expenses incurred; and (G) any accrued but unpaid Additional Compensation through the termination date. Following such termination of Executive’s employment due to death, Disability or Retirement, except as set forth in this Section 8(b), Executive shall have no further rights to any compensation or any other benefits under this Agreement, including without limitation the right to receive unvested Option Shares.

(c) By the Company without Cause.

(i) The Employment Term and Executive’s employment hereunder may be terminated by the Company without Cause at any time upon thirty (30) days prior written notice to Executive.

(ii) If Executive’s employment is terminated by the Company without Cause (other than by reason of death or Disability or bankruptcy of the Company), Executive shall be entitled to receive (A) his Base Salary through the end of the then current Employment Term, plus any accrued Severance pursuant to clause D of this Section 8(c)(ii), payable in accordance with the Company’s standard payroll policy, (B) unpaid Additional Compensation for the fiscal year prior to termination payable when such Additional Compensation would have been payable if Executive’s employment had not terminated; (D) payment equal to the Severance in accordance with Section 9 hereof; (E) such vested compensation and Employee Benefits, if any, as to which Executive may be entitled under the employee compensation and benefit plans and arrangements of the Company; (F) any reimbursable business expenses incurred through the termination date; and (G) immediate acceleration of all unvested stock options granted pursuant to Section 5(a) hereof.

(d) Notice of Termination. Any purported termination of employment by the Company or by Executive (other than due to Executive’s death or in accordance with the provisions of Section 1 hereof) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 12(i) hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

9.  Severance. Subject to the provisions of Section 8(c) of this Agreement, Executive shall earn additional "Severance" compensation based on Executive's base salary according to Executive's length of service with the Company. Executive shall earn eight weeks of his base salary as of the date of termination for the first full year of service hereunder, plus four weeks for the second full year of service hereunder, and plus five weeks for each succeeding year of service thereafter, up to an aggregate of seventeen (17) weeks of such base salary. All Severance payments will be paid in accordance with the Company’s regular payroll policy.

10.  Confidentiality.  Executive will not at any time (whether during or after his employment with the Company), unless required by a court or administrative agency, disclose or use for his own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company and any of its subsidiaries or affiliates, any trade secrets, information, data, or other confidential information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans, or the business and affairs of the Company generally, or of any subsidiary or affiliate of the Company, provided that the foregoing shall not apply to information which is not unique to the Company or which is generally known to the industry or the public other than as a result of Executive’s breach of this covenant. Executive further understands that any processes, formulae, methods of doing business, software or other programs or other developments (collectively “Developments”) created by him for use by the Company during the Employment Term, whether or not developed during normal business hours or at Company facilities, shall be and remain the exclusive property of the Company and shall be deemed “works for hire”, and Executive shall take all steps to ensure that title to the Developments shall be vested with the Company, including, without limitation, executing and delivering to the Company any and all assignments, applications and other documents that the Company may request in order to apply for and obtain patents, copyrights or other registrations with respect to any Development in the United States or elsewhere. Executive recognizes and agrees that activities in violation of this Section could cause irreparable injury to the Company and that such injury would be difficult or impossible to measure. Accordingly, the Company shall be entitled to an injunction and other equitable remedies for any violation without limiting the Company’s rights to pursue monetary or other damages or remedies.

11. Noncompetition. During the term of Executive’s employment with the Company and for a period of two (2) years after he ceases to be employed by the Company, Executive shall not engage directly or indirectly in competition with the Company or its Affiliates (as such term is defined in Rule 501(b) of the Securities Act of 1933, as amended) in the business of motorcycle leasing or finance. Competition shall include, without limitation, any role as a sponsor, consultant, employee, partner or stockholder which aids or abets any business to compete or prepare for competition with the Company or its Affiliates in any business in which any of them is engaged or planning to engage. In addition, during such two-year period, Executive shall not solicit any then current employee of the Company to engage in activities competitive with the business of the Company. Executive further acknowledges that the services to be performed by him under this Agreement are of a special, unique extraordinary and intellectual character, that the Company’s business is national in scope and that its services are marketed throughout the United States and that the provisions of this Section 11 are reasonable and necessary to protect the Company’s business. As such competitive activities in violation of this Section could cause irreparable injury to the Company and that such injury would be difficult or impossible to measure. Accordingly, the Company shall be entitled to an injunction and other equitable remedies for any violation without limiting the Company’s rights to pursue monetary or other damages or remedies.

12. Miscellaneous.

(e) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

(f) Arbitration. Except as otherwise set forth herein with respect to the obtaining of injunctive relief, any dispute or controversy arising under or in connection with this Agreement shall be resolved by binding arbitration held in The City of New York and conducted in accordance with the commercial arbitration rules of the American Arbitration Association (“AAA”) in effect at the time of the arbitration before a single arbitrator appointed by the President of the AAA; provided that such arbitrator shall be an expert in the field of finance and shall not have had any previous dealings or relationships with either party.

(c) Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

(d) Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(e) Severability . Except to the extent set forth in Section 11 hereof, if any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

(f) Assignment . This Agreement shall not be assignable by Executive. This Agreement may be assigned by the Company to a company which is a successor in interest to substantially all of the business operations of the Company. Such assignment shall become effective when the Company notifies the Executive of such assignment or at such later date as may be specified in such notice. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such successor company.

(g) Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributes, devises and legatees.

(h) Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by facsimile or United States registered mail, return receipt requested, postage prepaid, or by recognized overnight courier service addressed to the respective addresses set forth on the execution page of this Agreement or such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If delivery is by facsimile:

If to the Company, at 212-523-0585

If to Executive, at 914-381-0577.

(i) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(j) Survival. The provisions of Section 8, 10, 11 and 12(b) shall survive the expiration or termination of this Agreement regardless of the reason or reasons therefor.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

/s/ Anthony W. Adler Anthony W. Adler SPARTA COMMERCIAL SERVICES, INC. By: /s/ A. L. Havens Name: Anthony L. Havens Title: Chief Executive Officer

EXHIBIT A

GRANT OF OPTION

1.	Grant of Option

(a)
The Company hereby grants to you an option (the "Option") to purchase up to 4,000,000 shares of the Company's Common Stock, par value $.001 per share (the "Common Stock"). The price per share of such Common Stock shall be to 110% of the average closing price of the Company’s Common Stock for the five (5) trading days immediately preceding on the Commencement Date of the Employment Agreement (the “Employment Agreement.”) to which this Grant of Option is attached (the “Option Price.”).

(b)	Such options shall vest in accordance with the conditions to Section 5(a), 5(d) or 8(c)(ii) of the Employment Agreement.

2.	Exercise of Option

Subject to the following terms, you may exercise the vested portions of the Option during the five (5) year period commencing on the date any such portion shall vest; provided, however, that the Option and any rights underlying the Option, to the extent not previously exercised shall terminate in accordance with the provisions of the Employment Agreement. You may exercise any such portion of the Option in whole or in part by written notice delivered to the Company; provided, however, that in the event you exercise any portion of the Option for less than the entire amount of such portion, you must exercise the Option for at least 20% of the aggregate number of shares of the Common Stock applicable to that portion of the Option. Payment of the Option Price for the shares of Common Stock purchased upon exercise shall be made by delivery to the Company of a certified or bank cashier's check payable to the Company in the amount of the Option Price multiplied by the number of shares of the Common Stock you intend to purchase.

3.	Delivery of Shares of Stock

The Company shall, upon payment of the Option Price for the shares of Common Stock subject to an exercise, make prompt delivery of certificates representing such shares of Stock to you. Subject to the terms hereof, the Company shall, at all times during the term of the Employment Agreement, reserve and keep available, solely for issuance and delivery upon exercise of the Option, all shares of Common Stock issuable upon exercise of the Option. All shares of Common Stock issuable upon exercise of the Option shall, upon issuance, be duly authorized, validly issued, fully paid and non-assessable, with no liability on the part of the holder thereof. The Company shall pay all original issue taxes on the exercise of the Option, and all other fees and expenses necessarily incurred by the Company in connection therewith.

4.	No Rights in Option Stock

You shall have no rights as a stockholder in respect of any shares of Common Stock subject to the Option unless and until you have exercised the Option in respect of such shares in complete accordance with the terms hereof.

5.	Certain Adjustments

(a)	Except for the issuance of the shares of Common Stock pursuant to warrants or options issued by the Company prior to the date of this Option (which shall not result in any adjustments hereunder):

(i)
Stock Dividends, Splits and Combinations
If at any time or from time to time, the holders of Common Stock become entitled to receive additional shares or less shares because of a stock dividend, stock split or combination of shares, the number of shares in this Option not yet exercised and the Option Price therefore shall be proportionately and correspondingly adjusted. For example, if the Common Stock shall split three-for-one, this Option shall thereafter entitle you to purchase upon its exercise three times the number of shares and the Option Price per share set forth in Section 1 hereof not yet exercised, shall be reduced to one-third of the Option Price previously in effect.

(ii)
Reclassifications
If at any time or from time to time, the holders of Common Stock become entitled to receive a different class of stock (the "Entitlement Event"), you shall be entitled to receive upon its exercise of this Option after the Entitlement Event the same number and kind of shares of stock as a holder of the same number of shares of the Common Stock for which this Option was exercisable immediately prior to the Entitlement Event was eligible to receive with respect to such Common Stock pursuant to the Entitlement Event. This provision shall include any reclassification in connection with a merger of another corporation into the Company.

(iii)
Certain Distributions
If at any time or from time to time, the holders of the Common Stock become entitled to receive an extraordinary distribution consisting of cash, debt securities or property including stock of a subsidiary as a spin-off or split-off, the Company shall send written notice at least 20 days (but no more than 90 days) prior to the record date of shareholders eligible to receive such distribution to you describing the amount and nature of the distribution, the time fixed for its payment and any conditions thereupon, and if you do not exercise this Option on or before such record date for that portion of the Option which is then currently exercisable, the Option Price for shares not yet exercised shall be reduced by an amount equal to the value of the extraordinary distribution per share of the Common Stock. An extraordinary distribution shall mean any distribution other than periodic payments of cash dividends from profits intended to be regular and recurring. The value of any extraordinary distribution shall be conclusively determined in good faith by an affirmative vote of the Board of Directors of the Company.

(iv)
Merger Into or Sale of Assets to Another Corporation
If at any time or from time to time, the holders of the Common Stock become entitled to receive stock, securities, property or cash (or any combination of them) by reason of a capital reorganization or dissolution, liquidation or winding-up of the Company or a merger with, a consolidation of the Company into, or a sale of all or substantially all of the assets of the Company to, another corporation (the "Reorganization Event"), you shall be entitled to receive upon exercise of the Option after the Reorganization Event the same stock, securities, property or cash (or combination of them) as a holder of the same number of shares of the Common Stock for which this option was exercisable immediately prior to the Reorganization Event was eligible to receive with respect to such Common Stock pursuant to the Reorganization Event.

6.	Nonassignability

Neither the Option nor any interest therein or in the Common Stock underlying the Option shall be encumbered, disposed of, assigned or transferred in whole or in part by you in any way whatsoever, except that shares of Common Stock received by you upon exercise of the Option shall remain your property.  However, options already vested but not exercised upon your death or disability or termination of your status as an Employee of the Company without cause may be exercised during the periods set forth in Section 8 of the Employment Agreement., providing that this is still within the 5 year exercisable period of the option grant.

7.	Restricted Securities

(a)
You represent and warrant to the Company that all shares of Common Stock to be acquired by you upon any exercise of the Option are purchased for your own account for investment, and not with a view to resale or distribution. You understand that the Option and the underlying shares of Common Stock are subject to certain restrictions against transfer in compliance with federal and state securities laws. Each certificate representing shares of Common Stock issued upon exercise of the Option, unless at the time of exercise such shares are registered under the Securities Act of 1933 as amended ("Securities Act"), shall bear the following or a similar restrictive legend thereon:

"THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISPOSITION MAY BE EFFECTED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY IN FORM AND SUBSTANCE TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933 AS AMENDED AND THAT THE SALE OR DISPOSITION MAY BE MADE IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS."

(b)	You understand that the Option granted hereby is a non-qualified option and that you are solely responsible for any income or other taxes that may result from the exercise of the Option.